Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Fourth Quarter and Full Year 2015 Financial Results

AUSTIN, Texas – December 14, 2015 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data storage solutions, reported financial results for its fiscal fourth quarter and full year ended October 31, 2015.

Fiscal Q4 and Full Year 2015 Financial Results

Total revenue for fiscal Q4 2015 decreased 32% to $1.8 million from $2.6 million in the same quarter a year ago. The decrease is primarily due to lower revenue from our SPHiNX OEM and StrongBox products.

Total revenue for the fiscal full year 2015 decreased 30% to $7.8 million from $11.1 million in the prior year. The decrease was mainly due to lower SPHiNX OEM and custom development revenue as well as lower intellectual property (“IP”) licensing revenue.

Gross profit for fiscal Q4 2015 was $1.3 million or 75% of total revenue, compared to $2.1 million or 79% of total revenue in the same quarter a year ago. Gross profit for fiscal year 2015 was $5.8 million or 74% of total revenue, compared to $9.1 million or 82% of total revenue in fiscal year 2014. The period-to-period and year-over-year decreases were mainly due to the higher concentration of lower margin products.

Excluding IP litigation and prosecution expenses, fiscal Q4 2015 operating expenses decreased 8% to $2.7 million, compared to $2.9 million in the same period a year ago. Excluding IP litigation and prosecution expenses, fiscal year 2015 operating expenses decreased 15% to $11.2 million, compared to $13.1 million in the prior year. The decreases were primarily due to lower employee related expenses.

Net loss available to common stockholders for fiscal year 2015 was $9.3 million or $(0.48) loss per share, compared to a net loss of $9.7 million or $(0.69) loss per share in fiscal year 2014.

At October 31, 2015, cash, cash equivalents and restricted cash totaled $11.8 million compared to $4.9 million in the previous year.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “I believe this quarter marks a significant turning point for Crossroads. In addition to ongoing StrongBox sales and delivery progress, we strengthened our balance sheet significantly. Our recent $10 million financing puts us in a strong position to continue funding our patent monetization, and allowed us to pay off our Fortress loans in their entirety. For the first time since 2007, Crossroads is debt-free. We’re also looking forward to the next steps in our patent litigation and expect our long-awaited patent validity rulings beginning next month.”

Conference Call Information

Crossroads will hold a conference call on Monday, December 14, 2015 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., CFO Jennifer Crane, and EVP Mark Hood will host the call. A question and answer session will follow management's presentation.

Date: Monday, December 14, 2015

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: 888-438-5524

International:  719-325-2463

Conference ID: 950249

To access the live or recorded webcast, visit:

http://edge.media-server.com/m/p/xifqrxu4

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K, Form 10-Q, Form 8-K and other reports filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the Company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2015 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	October 31,
ASSETS	2015	2014

Current assets:
Cash and cash equivalents	$5,314	$4,676
Restricted cash	6,478	270
Total cash, cash equivalents and restricted cash	11,792	4,946

Accounts receivable, net of allowance for doubtful
accounts of $5 and $151, respectively	1,632	2,252
Inventory	437	357
Prepaid expenses and other current assets	348	798
Total current assets	14,209	8,353

Property and equipment, net	533	440
Other assets	171	63
Total assets	$14,913	$8,856

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,224	$1,443
Accrued expenses	1,799	1,397
Deferred revenue, current portion	7,234	1,032
Current portion of long term debt, net of debt discount	-	3,160
Total current liabilities	11,257	7,032

Long term debt, net of current portion and debt discount	-	1,651
Long term portion of deferred revenue, net of current portion	595	423
Total liabilities	11,852	9,106

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
2,791,257 and 3,318,197 shares issued and outstanding, respectively	3	3
Common stock, $0.001 par value, 75,000,000 shares authorized,
24,182,524 and 15,831,810 shares issued and outstanding, respectively	24	16
Additional paid-in capital	238,881	226,208
Accumulated other comprehensive loss	(90)	(60)
Accumulated deficit	(235,757)	(226,417)
Total stockholders' equity (deficit)	3,061	(250)
Total liabilities and stockholders' equity	$14,913	$8,856

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

	Year Ended
	October 31,
	2015	2014

Revenue:
Product	$2,535	$4,048
IP license, royalty and other	5,286	7,101
Total revenue	7,821	11,149

Cost of revenue:
Product	749	945
IP license, royalty and other	1,276	1,120
Total cost of revenue	2,025	2,065

Gross profit	5,796	9,084

Operating expenses:
Sales and marketing	3,183	3,668
Research and development	4,784	5,675
General and administrative	9,299	5,247

Total operating expenses	17,266	14,590

Loss from operations	(11,470)	(5,506)
Gain on settlement	-	1,050
Loss before other expenses	(11,470)	(4,456)

Other expense:
Interest expense	(384)	(815)
Amortization of debt discount and issuance costs	(1,001)	(1,231)
Change in value of derivative liability	-	(2,765)
Other income	3,811	40
Net loss	$(9,044)	$(9,227)

Dividends attributable to preferred stock	$(280)	$(484)
Net loss available to common stockholders, basic and diluted	$(9,324)	$(9,711)
Net loss per share available to common stockholders,
basic and diluted	$(0.48)	$(0.69)

Weighted average number of common shares
outstanding, basic and diluted	19,573,832	14,164,069

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	October 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(9,044)	$(9,227)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	374	631
Loss on change in value of derivative liability	-	2,765
Amortization of debt discount	1,001	1,231
Gain on disposal of property and equipment	-	(40)
Stock-based compensation	1,032	1,589
Provision for doubtful accounts receivable	62	57
Changes in assets and liabilities:
Accounts receivable	522	(22)
Inventory	(82)	(44)
Prepaid expenses and other assets	165	(262)
Accounts payable	477	363
Accrued expenses	324	(832)
Deferred revenue	6,433	97
Net cash provided by (used in) operating activities	1,264	(3,694)
Cash flows from investing activities:
Purchase of property and equipment	(226)	(81)
Proceeds from sale of property and equipment	-	76
Net cash used in investing activities	(226)	(5)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	11,169	5,534
Repayment of debt	(5,328)	(4,672)
Net cash provided by financing activities	5,841	862

Effect of foreign exchange rate on cash and cash equivalents	(33)	(12)
Change in cash and cash equivalents	6,846	(2,849)
Cash and cash equivalents, beginning of period	4,946	7,795
Cash, cash equivalents, and restricted cash end of period	$11,792	$4,946

Supplemental disclosure of cash flow information:

Cash paid for interest	$377	$830
Cash paid for income taxes	$1	$-

Supplemental disclosure of non cash financing activities:
Conversion of preferred stock to common stock	$795	$1,378
Common stock dividends issued to preferred shareholders	$296	$612
Warrants issued with private placement stock	$1,893	$-
Conversion of derivative liability to equity	$-	$3,537
Lease incentive received, non-cash addition to fixed assets	$243	$-